Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.01 per share	457	(c)	49,962,532	(2)	$0.248	(3)	$12,390,707.94	(3)	$0.00015310	$1,897.02

	Total Offering Amounts										$1,897.02

	Total Fees Previously Paid										$1,897.02

	Total Fee Offsets										N/A

	Net Fee Due										$--

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of common shares, par value $0.01 per share (“Common Share”) of Lytus Technologies Holdings PTV. Ltd. (the “Registrant”) as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Represents (i) up to 48,543,690 Common Shares that may be issued to the Selling Shareholder pursuant to the SEPA, and (ii) 1,418,842 Common Shares that were issued to the Selling Shareholder pursuant to the SEPA as defined in the Registration Statement. The shares will be offered for resale by the Selling Stockholders. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high ($0.2659) and low ($0.2300) prices reported for the Registrant’s Common Shares quoted on The Nasdaq Stock Market on February 24, 2025.